Exhibit A

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Share Exchange Agreement (this “Agreement”), dated as of January 17, 2024 (the “Effective Date”) by and between Aureus Greenway Holdings Inc., a Nevada corporation (“Buyer”), and, ChiPing Cheung, the sole shareholder of Pine Ridge Group Limited, a company limited by shares incorporated in the British Virgin Islands (the “Target”), as set out on the signature page hereto (the “Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding share capital of the Target comprised of 100 ordinary shares of the Target, no par value (the “Equity Interest”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Equity Interest in the Target, free and clear of all claims, liens and encumbrances subject to the terms and conditions set forth herein; and

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person (as defined herein) means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law (as defined herein)), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means, as applicable, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of Target, (b) assets, operations or financial condition of Buyer or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Equity Interest” means all of the equity interest in the Target.

“Organizational Documents” means (a) in the case of a Person (as defined herein) that is a corporation, its articles or certificate of incorporation and its Constitution, by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permit” means, all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Transaction Documents” means this Agreement and other documents required to effect the Closing (as define herein).

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Equity Interest, free and clear of all Encumbrances, for the consideration specified in Section 2.02. For federal income tax purposes, it is intended that the transactions herein shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

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Section 2.02. Securities Exchange. In exchange for the Equity Interest, the Buyer shall issue an aggregate of 5,440,000 shares of common stock, par value $0.001 per share, (the “Compensation Shares”), of Buyer to Seller or his assignee(s) in book entry form.

Section 2.03. Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall deliver to Seller:

(i)	the Compensation Shares in book entry or certificate form;

(ii)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing.

(b)	At the Closing, Seller shall deliver to Buyer:

(i)	the Equity Interest;

(ii)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing.

Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interest contemplated hereby shall take place at a closing (the “Closing”) to be held at a time and place agreed to by the parties (the “Closing Date”).

Section 2.05. Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

Seller represents and warrants to Buyer that the statements pertaining to that party contained in this Article III are true and correct as of the Effective Date.

Section 3.01. Authority of Seller. Seller has full power and authority to enter into this Agreement and any other Transaction Documents to which he is a party, to carry out his obligations under this Agreement and any other Transaction Documents to which he is a party, and to consummate the contemplated transactions of Seller. The execution and delivery by Seller of this Agreement and any other Transaction Document to which he is a party, the performance of his obligations and the consummation of the contemplated transactions have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against him in accordance with its terms.

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Section 3.02. Organization, Authority and Qualification of Target. Seller represents and warrants that Target is a company duly organized, validly existing and in good standing in the British Virgin Islands and has corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Seller represents and warrants that Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Seller represents and warrants that all actions taken by Target in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03. Capitalization.

(i)	Seller represents and warrants that Seller is the sole member of Target and has good and valid title to the Equity Interest, free and clear of all Encumbrances and, upon consummation of the transactions contemplated by this Agreement. Upon Closing consisting of the transfer, assignment, and delivery of the Equity Interest, Buyer shall own all of the Equity Interest, free and clear of all Encumbrances, and there shall be no other issued share capital of the Target outstanding.

(ii)	The Equity Interest was issued in compliance with applicable laws. None of the Equity Interest was issued in violation of any agreement or commitment to which Seller or Target is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(iii)	There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the share capital of Target, obligating Target to issue or sell any shares of, or any other interest in, Target. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the shares of Target.

Section 3.04. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it he a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or Target; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or Target is a party or by which Seller or Target is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of Target; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Target. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Target in connection with the execution and delivery of this Agreement and any other Transaction Documents and the consummation of the contemplated transactions.

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Section 3.05. Legal Proceedings; Governmental Orders; Compliance with Laws.

Seller represents and warrants that:

(a) there are no Actions pending or threatened (a) against or by Target affecting any of its properties or assets (or by or against Seller or any Affiliate of Seller and relating to Target); or (b) against or by Target, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Target or any of its properties or assets.

(c) target is in compliance with all laws applicable to Target, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Seller’s ability to consummate the transactions contemplated herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 4.01. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02. Capitalization.

(i)	Buyer represents and warrants to Seller, the Compensation Shares shall be free and clear of all Encumbrances and, upon consummation of the transactions contemplated by this Agreement. Upon Closing consisting of the transfer, assignment, and delivery of the Equity Interest, Seller shall own all of the Compensation Shares, free and clear of all Encumbrances.

(ii)	The Compensation Shares were issued in compliance with applicable laws. The Compensation Shares were not issued in violation of any agreement or commitment to which Buyer is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(iii)	There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the share capital of Buyer, obligating Buyer to issue or sell any shares of, or any other interest in, Buyer. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the shares of Buyer.

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of its respective properties and assets are subject or any Permit affecting the properties, assets or business of Buyer; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any other Transaction Documents and the consummation of the contemplated transactions.

Section 4.04. Legal Proceedings; Governmental Orders; Compliance with Laws.

(a) There are no Actions pending or threatened (a) against or by Buyer affecting any of its properties or assets; or (b) against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets.

(c) Buyer is in compliance with all laws applicable to Buyer, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE V

TERMINATION

Section 5.01. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Seller and Buyer.

Section 5.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party for any direct, indirect, or consequential losses whatsoever including any business or economic losses or incurred and wasted expenditures arising from this Agreement.

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ARTICLE VI

MISCELLANEOUS

Section 6.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred.

Section 6.02. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.03. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

Section 6.05. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Exhibits, the statements in the body of this Agreement will control.

Section 6.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither Target nor the Buyer may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer may assign its rights or obligations under this Agreement to a wholly-owned subsidiary of the Buyer without the prior written consent of Seller. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

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Section 6.07. No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

Section 6.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS IN ANY SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO A PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY OF THOSE COURTS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN THOSE COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY OF THOSE COURTS THAT THE SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THOSE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) THE PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) THE PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09(c) .

Section 6.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms by either willful default or refusal to perform without good cause and only in such event and for such cause the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

Aureus Greenway Holdings Inc.

By:	/s/ ChiPing Cheung
Name:	ChiPing Cheung
Title:	Chief Executive Officer and President

Pine Ridge Group Limited.

By:	/s/ ChiPing Cheung
Name:	ChiPing Cheung
Title:	Director

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